Exhibit 99.1

OrthoLogic Corporation
Third Quarter 2004 Results
November 9th, 2004

Operator: Good day ladies and gentlemen, and welcome to the OrthoLogic Corporation’s Third Quarter 2004 Earnings Conference Call. At this time all participants have been placed on a listen-only mode, and the floor will be open for your questions following the presentation. It is now my pleasure to turn the floor over to Larry Delaney of Berlin Group. Sir, the floor is yours.

Larry Delaney: Thanks, and good morning. Thanks for joining us to discuss third quarter and the year-to-date 2004 financial operational results with the management of OrthoLogic Corporation. The management will provide an overview of the results, and then we’ll open up the call to your questions.

     But first, statements in this conference call or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks are discussed in our Form 10-K for the fiscal year ended December 31st, 2003, and our Form 10-Q for the quarter ended September 30th, 2004, as well as other documents we filed with the SEC.

     With that, I’ll turn the call over to Tom Trotter, President and CEO.

Tom Trotter: Good morning. Thank you for joining us for our third quarter 2004 conference call. Joining me on the call this morning are Sherry Sturman, Senior Vice President, Chief Financial Officer, Dr. Jim Ryaby, Senior Vice President and Chief Technology Officer. Following my opening remarks, Sherry will provide additional financial information, and Jim will provide an update on the Chrysalin product platform. Then before moving on to your questions, I will provide financial guidance for the balance of 2004 and the outlook for 2005.

     During the third quarter, we continued to make excellent progress with our development plans for the Chrysalin product platform. For our lead product candidate, an injectible Chrysalin-based therapeutic for acceleration of fracture repair, we now have three-quarters of the 500 patients enrolled in a phase three trial, and following completion enrollment and allowing for patient follow-up, expect to have trial results before the end of 2005.

     In addition, we are beginning another human clinical trial for acceleration of fracture repair, which will provide additional dosing information to support an NDA filing for this indication, data permitting, before the end of 2006. We continue to believe that a single injection product that could accelerate fracture repair would present a sizeable market opportunity, addressing an estimated 100 million annual fractures worldwide.

     Our second and third Chrysalin product candidates, which are targeted at the spinal fusion and diabetic wound healing markets, continued to make excellent progress as well during the third quarter. In spinal fusion, we completed the enrollment of a phase one-two human clinical trial earlier this year, and that trial is currently in patient follow-up. The results of that trial are expected to be available next summer.

     In diabetic ulcer, work continues on optimizing the gel formation for a potential Chrysalin product. We plan to begin another human clinical trial for that indication in 2006. A market opportunity for a potential Chrysalin product for diabetic ulcers has been estimated at well over a billion dollars a year.

     Pre-clinical activities continued as well on potential Chrysalin products for cartilage defect repair, tendon repair, and cardiovascular repair. In a moment, Jim will provide more details on the ongoing activities for all of the potential product candidates in the Chrysalin product platform.

     I’ll now turn the call over to Sherry who will provide you with additional financial information. Sherry?

Sherry Sturman: Thank you Tom. Good morning. I’d first like to point out that OrthoLogic’s financial results for the third quarter of 2004 are reported in accordance with FAS-7 guidelines, applicable to development stage companies. As we described in today’s press release, after divesting our revenue producing operations in November 2003, and focusing the company’s efforts on R&D programs, we began reporting our financial data as a development stage company, effective upon the closing of OrthoLogic’s acquisition of CBI on August 5th. This change is reflected in the far right column of the statement of operations.

     General and administrative costs for the third quarter of 2004 were 1.2 million compared to 1.1 million for the third quarter of 2003. The increase in G&A spending was primarily due to a charge of approximately 600,000 recorded as a reserve for the cost of excess space within our corporate office building in Tempe, Arizona. We expect to sublease the portions of the building unused by OrthoLogic within the next 12 months. Excluding the reserve for excess space, the 2004 G&A expenses were substantially less than the 2003 expenses for the comparable period. Year-to-date, G&A expenses total 2.4 million.

     R&D costs were 4.8 million in the third quarter of 2004 compared to 2.4 million in the same period of the prior year. The increase is due to additional spending for OrthoLogic’s ongoing clinical and pre-clinical programs, as well as R&D costs for additional Chrysalin indications acquired with the CBI transaction. Year-to-date, R&D spending totaled 12.2 million compared to 6.1 million for the same period in 2003.

     Total expenses were offset by the collection of 79,000 during the quarter, and 132,000 year-to-date under the terms of a settlement agreement resulting from the CPM divestiture in 2001. CBI in process R&D totaled 25.8 million during the quarter.

     Cash and investments earned a net 344,000 of interest in the third quarter of 2004, and 950,000 year-to-date. We recognize a tax benefit of 411,0000 in Q3 of 2004 for the anticipated refund of estimated state income taxes paid in 2003.

     Included in net income from discontinued operations was the recognition of 1.7 million for the reduction of the value placed on certain representation and warranties previously recorded in connection with the sale of the bone device business. In accordance with FASB 45, we reserved 1.9 million for the reps. and warranties made in the asset purchase agreement for the bone device business. At this time, we believe removing the 1.7 million of the initial 1.9 million reserve against the escrow is appropriate.

     The net loss for the quarter was 29.4 million or 80 cents per share, and 36.8 million or $1.04 per share year-to-date. The two large non-recurring entries of 25.8 million for our IP R&D and the offsetting 1.7 million gain from discontinued operations account for 24.1 million or 66 cents per share of OrthoLogic’s net loss for the third quarter.

     Turning to the balance sheet, total cash and investments at September 30th, 2004 was 109.4 million. The decrease of approximately 6.6 million in our cash and investments last quarter is attributable to the 2.5 million cash payments to CBI, and approximately 4.1 million in operating expenses. We anticipate the cash utilized in operations will be approximately six to seven million in Q4, and cash and investments will total approximately 102 million at year-end this 2004.

     Our estimated net loss for 2004 of approximately 20 million will be increased by the CBI IP R&D expense of 25.8 million, resulting in a projected net loss of approximately 46 million or $1.24 per share for 2004.

     OrthoLogic issued 3.5 million shares of common stock to CBI at the time of closing. Of the 25 million purchase price paid in OrthoLogic stock, approximately 18 percent valued at 4.5 million was deposited in to an escrow account for a period of 18 months. Although these shares will be held in escrow, they are included in OrthoLogic’s total shares outstanding. As of September 30th, 2004, the shares of common stock outstanding totaled approximately 38 million.

     That concludes my summary. Back to you, Tom.

Tom Trotter: Thank you Sherry. Dr. Ryaby will now provide additional information on the development of the Chrysalin product platform. Jim?

Dr. Jim Ryaby: Thank you Tom. Good morning. We’ve made significant progress on our Chrysalin product platform this past quarter. Currently, we are focused on three major indication areas for the Chrysalin peptide. These are orthopedic tissue repair, dermal wound repair, and cardiovascular repair.

     First, I would like to provide an overview of our program focused on orthopedic indication. We envision five potential orthopedic indications in the product pipeline for Chrysalin. These are fracture repair, spine fusion, cartilage defect repair, ligament repair, and tendon repair.

     Our most advanced clinical program is the fracture repair indication with a phase three clinical trial currently underway. We expect to enroll approximately 500 patients in this trial, with approximately three-quarters of the patients enrolled in this study to date. No adverse events related to Chrysalin have been reported in this study and patient compliance with follow-up requirements has been excellent.

     In addition, we expect to initiate an additional randomized multi center clinical trial on fracture repair, and plan to begin enrolment in this study later this year. The primary purpose of this study is to provide additional dosing information to support potential NDA filing, data permitting, for the acceleration of fracture repair indication before the end of 2006. In addition, the pre-clinical research on fracture repair has also been progressing well, and we’ve presented recent data at the International Society for Fracture Repair Meeting at Bologne Italy last week.

     Regarding the spine fusion indication, patient enrolment has been completed in the phase one-two human clinical trial for spine fusion. Data from this initial trial is expected to be available by the end of the second quarter of 2005 after the 12 month follow-up is completed.

     Our pre-clinical research of spine fusion is also progressing well. Pre-clinical studies of Chrysalin on spine fusion were presented two weeks ago at the North American Spine Society meeting in

Chicago. This work was conducted by Dr. Joseph Wayne (sp?) and collaborators at Hospital For Special Surgery in New York, and the presentation was well received and drew wide interest.

     The third potential indication on the Chrysalin product platform is the use of Chrysalin for cartilage defect repair. We made a presentation at the Combined Orthopedic Research meeting in Toronto, Canada in October, and we received positive feedback from many attending the conference. This pre-clinical presentation focused on advanced formulation studies that we performed with our long-time collaborator, Dr. Daniel Draday (sp?) of North Shore LIG Research Group on Long Island. Our goal remains to submit investigational new drug, IND application for a cartilage defect repair indication, and to begin a human clinical trial in 2005.

     The fourth and fifth indications for ligament and tendon repair present major opportunities for OrthoLogic and the orthopedic soft tissue repair arena. We have initiated our first pre-clinical study of Chrysalin and tendon repair, with another research team from Hospital For Special Surgery in New York. And results from this study should be available early in 2005.

     Regarding the non-orthopedic indications for Chrysalin, there are three major areas of focus where the peptides have shown promising results. These are dermal wound repair, cardiovascular repair, and dental bond repair. The most advanced area is the application of Chrysalin in wound healing. Chrysalin has been studied both pre-clinically and clinically in wound healing. Pre-clinical studies have been published showing that Chrysalin can accelerate the rate of wound healing.

     Our Galveston team has completed a phase one-two unit clinical trial evaluating the use of Chrysalin on diabetic ulcer healing, and promising results were observed with Chrysalin treatment. In addition, no drug-related adverse events were reported in that study. Current efforts in this area are focused on optimizing the gel formulation for a potential commercial product.

     In the cardiovascular area, pre-clinical studies have been conducted evaluating the effect of Chrysalin on myocardial revascularization. The results from two different pre-clinical models show promising results with Chrysalin treatment increasing vascularization and ischemic cardiac tissue, and restoring cardiac function. This work was conducted by our Galveston team lead by Dr. Chris Colman (sp?) in collaboration with a research group from a (inaudible) Texas A&M. Additional pre-clinical studies are being planned as well as evaluation of potential delivery and formulation approaches in support of initial human clinical trial.

     In conclusion, we continue to make excellent progress in our pre-clinical and clinical studies of Chrysalin, and are very excited about the significant potential of the Chrysalin product pipeline. Our research and clinical work to date indicates that Chrysalin has novel compelling mechanism of action. It is effective at multiple relevant pre-clinical models, has an excellent safety profile to date, and Chrysalin has demonstrated preliminary efficacy in initial human clinical trials for acceleration of fracture repair and healing of diabetic ulcers.

     Tom, back to you.

Tom Trotter: Thank you Jim. Before moving on to your questions, I’ll now provide financial guidance for the balance of 2004 and 2005. For 2004, we are maintaining our previous projection of a net cash burn of approximately 20 million for the year, and an ending balance of cash and investments of approximately 100 million by year-end 2004.

     For 2005, we expect to have the addition to our cash position of approximately seven million from the receipt of proceeds from the escrow associated with the sale of the bone stim business in 2003.

     In 2005, we plan to complete activities associated with both the phase three fracture repair trial and the phase one-two spine fusion trial. In addition, we will have another human clinical trial underway for fracture repair, and expect to begin a human clinical trial of Chrysalin for cartilage defect repair.

     Our 2005 projected net cash burn is expected to be in the range of approximately 35 million. Operator, with that we’ll now open your call up to questions.

Operator: Thank you. The floor is now open for questions. If you do have a question, please press star then one on your touchtone phones. If at any point your question has been answered, you may remove yourself from the queue by using the pound key. We do ask that if you are using your speakerphone to please pick up your handset to provide optimum sound quality. Once again, for any questions you may have at this time, please press star one on your touchtone telephone. Your first question is coming from William Plovanic of First Albany Capital.

Brian Wong: Hi. It’s actually Brian Wong for Bill Plovanic. How are you guys? Question about when we could see the next studies presented. When do you think there’s data? You said summer, I think, for the spine. Is there anything before then?

Tom Trotter: Well, we are, I’ll let Jim answer this. Between now and next summer, we don’t have any human clinical data results which we might talk about. However, there are several pre-clinical things that have been done, important things, and we’ll be presenting probably at the Orthopedic Research Society in conjunction with the American Association of Orthopedic Surgery, and that is in February, in the last week in February. And then perhaps during either the fourth quarter call or the first quarter call in the spring, Jim may have follow-up from the tendon study that was done at the Hospital For Special Surgery. The human clinical trial data, which we expect to have next summer in spine fusion, and by the end of next year, end of 2005 for the phase three fracture trial, as far as those results go, we will be able to talk about those results, but we first will need, as we always do, to speak with the FDA and give them an opportunity to review the data. And once we have their input, we will make a public statement relative to that data. Jim, did you want to offer any specifics on what might be coming up at ORS or other pre-clinical?

Dr. Jim Ryaby: Well Brian, I think, you know, we traditionally always present at the Orthopedic Research meeting, as Tom said, as well as the American Society For Bone And Mineral Research, and also at specialty meetings that happen to be held more on a bi-annual basis, like just now the (inaudible) National Society For Fracture Repair meeting, which was held last week in Italy, as well as, you know, we presented at the Cartilage Repair meeting in Belgium, which again is a meeting which is held every other year. We also presented at the last meeting, and there may be an opportunity for us to present more pre-clinical data, for example, at next year’s (inaudible) meeting. But traditionally, that’s the type of presentation that Tom was pretty clear about where we are with any clinical data presentation.

Tom Trotter: Brian, just to follow-up, in order to present the human clinical data from either the spine fusion trial or the phase three fracture repair trial, it’s necessary to get in to the queue once that data has been generated and we’ve had an opportunity to review that with the FDA. And we will find appropriate forums to present that data having investigators present that data at meetings as soon as we can, following any conversations we’ve had with the FDA to give us an opportunity to get that information out in to the public domain as quickly as we can.

Brian Wong: Great. I’ll have to convince Bill to send me over to Belgium and Bologne next year. You know, secondly, you know, talking about the second phase three clinical trial that you’re embarking for fracture repair, could you tell us a little bit more about, you know, how many sites and the number of patients you intend to involve in that study?

Tom Trotter: That will be Jim to give you the details. So that we’re clear, the second fracture trial that we’re doing is basically a dosing study. And we’re using that trial to generate additional dosing information to support a potential NDA filing, data permitting, as we’ve said by the end of 2006. So between now over the next two years, we will be completing that trial in follow-up.

And as far as the specifics go, Jim can give you information relative to our plan. Jim?

Dr. Jim Ryaby: Well Brian, the trial is approximately 500 patients, at 50 to 60 centers here in the US and Canada. And as Tom said, this will be, the design of the trial really is to provide additional dosing information. And as I said, we plan on initiating the study before the end of this year.

Brian Wong: Okay. And so what’s the follow-up on that?

Dr. Jim Ryaby: Well the six months formal clinical evaluation as in the current phase three study, and then there’s a 12 month follow-up period, which can actually be either a follow-up interview or a full clinical follow-up based on the investigators’ discretion.

Brian Wong: Great. And then I have just two more questions. You know, traditionally you’ve been focused on the ortho market. Obviously, you’re the furthest along on that. Now with the addition of CBI, you know, it would seem to me that the market opportunities for cardio and to wound healing might be even greater than ortho. Is that correct? And if so, you know, maybe you could give us a little bit more information on what you see the market opportunities for those areas as being.

Tom Trotter: Yes, couple points there Brian. The, with the acquisition of CBI, clearly we’ve expanded the base and potential of the Chrysalin product platform for OrthoLogic. As Jim said, we have five potential indications in orthopedics, we’re looking at least three in non-orthopedic indications. And in terms of market sizes and opportunities, we continue to believe, however, that the acceleration of fracture repair market opportunity is the largest market opportunity we’re looking at amongst all the potential products. The reason for that is the latest Frost & Sullivan data that we’ve gotten indicates more than 100 million fractures annually worldwide with somewhere in the neighborhood of 30 million in just the westernized countries, the US, let’s say western Europe, and Japan. So a huge opportunity there, and an unmet need because there is no product today in the world, a drug product in the world, that can accelerate the healing of fractures. So we continue to believe that is our major market opportunity. That’s why we focused our resources there, and it is why we are doing, moving through that process as quickly as we can but making sure that we’re doing all the necessary things to support a potential NDA filing, data permitting, by the end of 2006.

     Now having said that, of the other indications, beyond fracture healing in orthopedics, if we look, we believe, at our second most likely indication our largest opportunity is probably in the wound healing arena. The diabetic ulcer market is a huge market opportunity. Most estimates suggest it’s a two billion dollar market opportunity if there was a product on the market that could successfully address it. Today there is only one product that has been FDA approved specifically for that market, and it is Regranex from Johnson & Johnson. And while that product has offered some help to the diabetic ulcer patients and that the success rate with Regranex is higher than the rate of simply taking care of a diabetic ulcer wound with good medical treatment, the pre-clinical results and as well as the initial phase one – phase two human clinical trial results of the diabetic ulcer study that Chrysalis did with Chrysalin showed a significantly better rate in terms of the healing of the diabetic ulcers and the time to heal. So we believe we’ve got a significant opportunity in the diabetic ulcer arena, and that’s why we’re focusing a lot of our attention over the next year on the development of the gel formation, which we (inaudible) formulation, sorry, which we believe we can then move in to a human clinical trial hopefully in 2006. So if I lined up the opportunities, I’d say clearly fracture repair is a huge opportunity, and then number two would be diabetic ulcer. Now I would also add that recently on the competitive front we have seen Pfizer gain FDA authorization for IND to begin a phase one – phase two for a peptide type product for acceleration of fracture repair. While they’re several years behind, and if you look at kind of the way drugs are developed, nevertheless we view this as a major validation in our minds of the market opportunity in acceleration of fracture repair. Pfizer simply does not look in to the market opportunities and begin human clinical trials unless there is a major market opportunity there.

     With that Jim, did you have anything else you wanted to add?

Dr. Jim Ryaby: No. I think, you know, Brian, as I said in my comments, I think the key thing for us has been for the rest of this year and next year is certainly to make sure that the gel formulation really provides an adequate delivery as well as good stability of the peptide so that we could proceed, and in fact, starting another trial in diabetic ulcer healing. And then in the cardiovascular area, I mean this is an area that we are certainly enthusiastic about and interested in. But there certainly will need to be additional cellular as well as animal safety and efficacy studies that we’ll have to complete prior to making plans to meet with the FDA about an initial human clinical trial. And we believe certainly that that will take us minimally all of 2005 to complete. So I think that’s why we’re thinking more 2006 timeframe for any potential human clinical trial in cardiovascular.

Brian Wong: Okay. And that’s clinical trials for the wound healing, the diabetic ulcer, would that be a phase three or would that be also a phase ..

Dr. Jim Ryaby: Well I think we don’t know yet, that yet Brian. You know, I think that our plan would be certainly to meet with the FDA, and really to review all of the safety data as well as the current or the previously completed human clinical trial data, and really discuss with the FDA what the best strategy would be moving forward in terms of a clinical development program. So that’s all I could tell you now.

Tom Trotter: One other thing I would add to that is that this is a critical unmet need as far as the FDA is concerned, and this is something that they are very interested in. These patients, unfortunately, with these diabetic ulcers almost 50 percent end up with an amputation of those, a large percentage die within a very short period of time. This is a very serious unmet critical need in the United States, and we’re excited about our opportunity there. But as Jim said, until we have an opportunity to talk to the FDA and discuss the overall strategy with them for the development of the product and approval, we don’t have any further guidance.

Brian Wong: Okay, and lastly, my last question is regarding the Galveston facility. Do you have any plans on moving that to Tempe, or are you just going to continue to operate on at both Tempe and Galveston?

Tom Trotter: Well a couple of points there, the Galveston facility is relatively small, it’s only a couple thousand square feet, that there are about ten individuals working there. But those individuals are very qualified and key people and key members of our new team. And we frankly at this stage do not see any great value in moving that to Tempe. We’ve had a six-year partnership arrangement with those folks, we communicate with them regularly, we meet with them regularly, and frankly we’ve seen the programs move along quite well with them situated there in Galveston. And so in other words, unless there was a significant benefit that we believe existed to move that operation to Tempe, I think at least here in the for the foreseeable future we see no benefit in doing that.

Brian Wong: Great. Thanks very much.

Tom Trotter: Thank you.

Operator: Thank you. Once again, if you do have a question, you may press star then one on your touchtone telephone. Your next question is coming from Aaron Brenner of Byrne Investment Research.

Aaron Brenner: Hi, thanks very much for taking the call. I just had a follow-up, I guess, on the last one a little bit. Can you talk about some of the, how you prioritized the different programs after fracture repair and spinal fusion? Which indications are getting the priority, and what are the relative sort of the expenses that you’re putting towards those? Can you talk about that, sort of..

Tom Trotter: Yeah, we can give you some ballpark numbers there, Aaron. From a priority standpoint, it’s always, from our perspective, guided by what are the best and the largest market opportunities. What do we believe are the best bang for the dollar invested. And as I’ve said, we clearly believe from Frost & Sullivan data and from frankly now the interest of big pharma that the fracture repair, acceleration of fracture repair indication is a great place to be. We have potential to be first to market there in the world, which always carries with it a significant premium. So we’re very excited about that. Looking, as we mentioned, diabetic ulcer would be number two, significant opportunity. As we look at the spine fusion arena, clearly there we’re hoping that Chrysalin in some format, either as an adjunct combined with commercially available autograft or perhaps in one of our controlled release matrices will provide a low-cost alternative to autograft for spine fusion. There is a very successful alternative autograph out there today, bone morphogenic proteins sold by both Medtronic as Infuse and Striker as OP-1. However, at 5,000 dollars a dose we believe that it’s priced off the charts for long-term acceptance. And we believe that if Chrysalin’s successful, either in a time-release formulation or as an adjunct autograft, we could come to market with potentially a significantly lower priced alternative. So we believe that spine fusion is a significant market opportunity.

     If we go beyond that and think about the opportunities, there are opportunities in ligament repair and tendon repair, there are potential opportunities also in cardiovascular. As Jim said earlier, we’re still way out on the front end of the curve of those. We really don’t have enough data to quantify, as we do in the other markets, what the market opportunity is other than there appears to be a significant unmet need.

     In terms of how we’re spending our money for next year, we can tell you that the preponderance of the funding, and I gave guidance a little earlier, that we’d be in the range of 35 million. The majority of that, the significant majority of that is in support of the fracture programs. That is because we have the ongoing phase three trial, we have another trial starting up the dosing study Jim mentioned. So the majority of our funding next year in human clinical trials and of the 35 million will be in support of the fracture product. Beyond that, the spine product has costs associated with the spine fusion and the wrap-up of the phase one – phase two trial and additional pre-clinical work that we’re doing in that area. If we go beyond that, we’re going to be spending several million dollars in the other indications, gel formulations for diabetic ulcer, as well as some pre-clinical studies in cardiovascular, and then smaller amounts of money in tendon repair, ligament repair, et cetera. So that’s kind of your priority and ballpark there. Does that help you?

Aaron Brenner: Very much. Thank you. One other thing, has your headcount changed at all? Are you adding more people to do these studies?

Tom Trotter: Well, we’ve actually fortunately run pretty lean operations here. We have approximately 40 employees. We had approximately 30 before the CBI deal, now we have about 40, and we really believe that we have the core group we pretty much need for the next year. We’ll probably be adding just a couple of people in the clinical area, perhaps in the research area. But just a very minor addition to our headcount we believe for 2005.

Aaron Brenner: Terrific. Okay, thanks very much.

Tom Trotter: Okay, thank you.

Operator: There are no further questions at this time. I would like to turn the floor over to Tom Trotter for any further or closing comments.

Tom Trotter: Thank you Operator. To summarize then for you, and thanks again for listening. Our three key projective milestones for OrthoLogic in 2005 are completion of enrollment in patient follow-up for the phase three human clinical trial for acceleration of fracture repair, with the results on that trial expected to be available by the end of 2005. Second is completion of patient follow-up requirements in the phase one-two human clinical trial for spine fusion, with the results from that trial expected to be available next summer. And finally, initiation of a first human clinical trial for cartilage defect repair.

     Thank you all for joining us on today’s conference call. We continue to be very optimistic about the future of the Chrysalin product platform. Have a good day.

Operator: Thank you. This does conclude today’s teleconference. You may now disconnect your lines, and have a wonderful day.